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                                  F O R M    4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person

 Bishop                             Richard                                L.
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(Last)                              (First)                             (Middle)

                           2185 Three Mile Road, N.W.
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                                    (Street)

 Grand Rapids,                         MI                                 49544
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(City)                               (State)                              (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                    Bank West Financial Corporation ("BWFC")
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3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####
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4. Statement for Month/Year
                                  December 1997
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director

[ ] 10% Owner

[ ] Officer (give title below)

[ ] Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person
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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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Common Stock, par value $.01/share
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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        7. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr. 4)                (Instr. 4)
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Common Stock, par value $.01/share                           16,194                         D
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Common Stock, par value $.01/share                            3,690                         I                         MRP Trust
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Common Stock, par value $.01/share                            4,816                         I                         IRA
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Note: The above shares have been adjusted to reflect a three-for-two stock split paid 12/2/97.

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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Option to purchase common stock         $6.958
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Option to purchase common stock         $7.25
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


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                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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Option to purchase common stock      10/25/96     10/25/05   Common Stock       11,159          $0.00
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Option to purchase common stock      10/25/97     10/25/06   Common Stock        3,718          $0.00
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Security (Instr. 5)                 Derivative Security:               Beneficial
                                                                               Direct (D) or                      Ownership
                                                                               Indirect (I) (Instr. 4)            (Instr. 4)
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Option to purchase common stock                  11,159                               D
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Option to purchase common stock                   3,718                               D
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Explanation of Responses: Form 4 excludes 161,143 shares of common stock beneficially owned by the Company's Employee Stock Ownership Plan Trust as to which Mr. Bishop disclaims beneficial ownership. Mr. Bishop is one of the trustees of such plan.

The above stock option awards and grant prices have been adjusted to reflect a three-for-two stock split paid 12/2/97.




                         /s/Richard L. Bishop                 12/22/1997
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                         Signature of Reporting Person           Date